SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013

TONGXIN INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation)	333-147086-01 (Commission File No.)	(IRS Employer Identification No.)

Hunan Tongxin, Jiangbei Town, Changsha County, Hunan Province, 410135, China

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:073186264578

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

On January 13, 2014, the Board of Directors (the “Board”) of Tongxin International LTD (the “Company”) appointed Michael Onghai, age 43, and David Leong, age 37, as members to the Board.

Mr. Onghai has served as the Chief Executive Officer and a director of Looksmart, Ltd., since January 2013 and a director of MGT Capital, Inc. since 2012. Mr. Onghai is also the founder and served as Chairman of AppAddictive, Inc., an advertising and social commerce platform, since 2011. For more than the past five years, Mr. Onghai has been a private investor and an investment manager, including as the President of Snowy August Management LLC, a value-oriented special situations investment manager specializing in Southeast Asia and ecommerce, and, prior to 2011, as a principal and portfolio manager of Ibis Management LLC, an investment management firm he joined in 2003. Mr. Onghai holds a B.S. in Computer Science and Engineering from UCLA. Mike Onghai is a Chartered Financial Analyst charter holder.

David Leong is a serial entrepreneur with experience in e-commerce, restaurants, and real estate development and marketing since 2002. Prior to 2002 he was in the technology group at Accenture LLP. He is a graduate of the Stern School of Business at New York University with a B. S. degree in Finance and Information Technology.

There are no arrangements or understandings between Messrs. Onghai or Leong and any other persons pursuant to which Messrs. Onghai and Leong was selected as director, nor are there any transactions or family relationships between us and Messrs. Onghai and Leong in which either has a direct or indirect material interest required to be reported pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TONGXIN INTERNATIONAL LTD.

Date: January 15, 2014	By:	/s/ Zhang Duanxiang
	Name:	Zhang Duanxiang
	Its:	Chief Executive Officer

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